EXHIBIT 99.1

Tongxin International, Ltd

Tongxin International Announces Corporate Restructuring

CHANGSHA, China, April 8, 2013 – Tongxin International Ltd. (Pink Sheets: TXIC), a China-based manufacturer of engineered vehicle body structures (“EVBS”) and stamped parts for the commercial automotive industry, today announced that its Chairman, Zhang Duanxiang, will be assuming the added roles of Chief Executive Officer and Chief Administration Officer of Tongxin International. Zhang Duanxiang will be replacing William Zielke as CEO. Mr. Zielke has also resigned from the Board of Directors effective April 9, 2013.

Mr. Zhang Duanxiang, founder of Hunan Tongxin Enterprises and Chairman of the Board of TXIC, stated, “William Zielke has played a very valuable role over the past two and half years as the Company’s CEO, leading it toward rebuilding its path as both a viable public Company and as an operating company within China. Having also held the prior positions of member of our Audit Committee, Chairman of the Nomination Committee, and member of the Compensation Committee within our Board, Mr. Zielke leaves the Company in a more favorable posture than we have had during the past few years. We thank him for his dedicated service and wish him well in his future endeavors.”

In related matters, Dr. David J. Brophy has resigned from both his role as current Chairman of the Audit Committee and his directorship effective April 9, 2013. Dr. Brophy has served as a member of the Board of Directors and Chairman of the Audit Committee since the founding of TXIC. Mr. Ai Xing also announced his resignation as independent director of TXIC effective April 9, 2013. He served as Chairman of the Compensation Committee and as a member of the Board.

Mr. Zhang Duanxiang continued, “We also want to thank Dr. Brophy and Mr. Ai Xing for their dedicated service and wish them well in their future endeavors. Their leadership and experience have been invaluable to assisting the Company through some very difficult times.”

The Board of Director resignations brings the number of Board members to three.

About Tongxin International Ltd.

Tongxin International Ltd., the largest independent supplier of EVBS in China, is capable of providing EVBS for both the commercial truck and light vehicle market segments. The Company also designs, fabricates and tests dies used in the vehicle body structure manufacturing process. EVBS consists of exterior body panels including doors, floor pans, hoods, side panels and fenders. Tongxin International Ltd. maintains a network of over 130 customers throughout 21 provinces in China. Headquartered in Changsha, the Company also maintains regional manufacturing in Ziyang and Zhucheng.  For more information, please visit www.txicint.com or www.hntx.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute Forward-Looking Statements. Actual results may differ materially due to numerous important factors that are described in Tongxin International Ltd.'s reports to the SEC, which may be revised or supplemented in subsequent reports to the SEC. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Tongxin International Ltd. does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Investor Relations Contact:T	Tongxin Corporate Headquarters
Stanley Wunderlich	199 Pierce Street, Suite 202
Consulting For Strategic Growth 1, Ltd.	Birmingham, MI 48009
Tel: 1-800-625-2236 ext. 7770	www.txicint.com
Email: info@cfsg1.com	www.hntx.com
Website: www.cfsg1.com